Exhibit 10.16

December 6, 2006

Matthew G. Jones

12028 Hamden Court

Oakton, Virginia 22124

Dear Matt:

Congratulations on your promotion to Executive Vice President, Chief Financial Officer and Treasurer effective December 6, 2006 (the “Approval Date”). This is to confirm your new compensation and employment arrangements with Convera Corporation.

1.	Compensation.

a.            Base Salary. As payment for the services to be rendered by you and subject to the provisions hereinafter stated the Company shall pay you a base salary at an annualized rate of $250,000 per year, payable on the Company’s normal payroll schedule (the “Base Salary”).

b.            Bonus. Effective with the 3rd Quarter of Convera’s Fiscal Year 2007, in addition to your Base Salary, you will be eligible for a bonus (the “Bonus”) of up to $100,000 per fiscal year, prorated from the beginning of the 3rd Quarter, calculated and paid annually after completion of the Company’s fiscal year subject to the provisions of the Executive Bonus Plan.

2.	Equity Award.

a.            Stock Option. Effective on the Approval Date, you will be granted options under the Convera Incentive Stock Option Plan to purchase 225,000 shares of Convera common stock. These stock option grants will be made at the market price at the time of grant, as determined under the Plan, and vest 12.5% every six months. The Option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s 2000 Stock Option Plan (the “Plan”) and the Stock Option Agreement between you and the Company, which will contain the standard terms and provisions applicable to employees generally.

b.            Acceleration Benefit. Notwithstanding the immediately preceding paragraph, the Stock Option Agreement shall also provide that if the Company is subject to a Change of Control, then 100% of the unvested portion of the Options as of the Change of Control date will accelerate. For purposes of this letter, a “Change in Control” means the occurrence of either of the following:

i.             The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets to another corporation, entity or person (ie. being understood that the sale by the Company of the RetrievalWare assets shall not be deemed a sale of substantially all assets); or

ii.            The Company combines or is consolidated with, or merges with or into, any other corporation, entity or person and the holders of all of the total voting power represented by the outstanding voting securities of the Company immediately prior to such transaction become in total the beneficial owner or owners of less than fifty percent (50%) of the total voting power represented by the outstanding voting securities of the Company or the surviving entity or its parent immediately after such transaction, and a majority of the Board of Directors immediately after such transaction consists of individuals other than individuals who served as directors immediately prior to such transaction.

3.	Employee Benefits.

a.            Benefits. As a full-time employee you shall be eligible to participate in such of the Company’s benefit plans as are now generally available or later made generally available to full time employees of the Company, including 401(k) plan, medical, dental, vision, life and long-term disability insurance plans.

b.            Expense Reimbursement. The Company agrees to reimburse you for all reasonable, ordinary and necessary travel and entertainment expenses incurred by you in conjunction with your services to the Company consistent with the Company’s standard reimbursement policies. The Company shall pay travel costs incurred by you in conjunction with your services to the Company consistent with the Company’s standard travel policy.

4.            At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability except as expressly set forth herein. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement duly authorized by the Company’s Board of Directors.

5.	Severance Benefits.

a.            General Terms. In no way limiting the Company’s policy of employment at-will, if your employment is (i) terminated by the Company without Cause (as defined below) or (ii) terminated by you for Good Reason (as defined below), in either case, whether or not following or in connection with a Change in Control and other than as a result of your death or disability, the Company will pay you (A) a lump sum amount equal to any unpaid Base Salary and/or accrued vacation pay through the termination date, (B) a lump sum amount equal to any Bonus earned but not yet paid under any Bonus plan then in effect at the time of termination, (C) a lump sum amount equal to a maximum of one year of your then-current Base Salary, to accrue one month per month of service from the Approval Date (for example, if employment is terminated without Cause six months following the Approval Date, severance will be equal to six months of your then-current Base Salary) and (D) a lump sum equal to an amount of any eligible and unreimbursed travel and entertainment expenses incurred on behalf of the Company as stated in the Company’s respective policies for such reimbursements. As a condition to your receipt of such benefits you are required to comply with your continuing obligations (including the return of any Company property), resign from all positions you hold with the Company, and execute the Company’s standard form of release agreement, which provides for among other matters, the release of any claims you may have against the Company and your agreement not to solicit employees and customers and not to compete.

b.            Cause. For the purposes of this letter, “Cause” shall mean: (i) your repeated failure to perform one or more of your essential duties and/or responsibilities to the Company that remains unremedied for 10 days after written notice to you; (ii) your failure to follow the lawful directives of the Company’s Board of Directors; (iii) your material violation of any Company policy, including any provision of a Code of Conduct or Code of Ethics adopted by the Company; (iv) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that in the reasonable judgment of the Board of Directors has caused or is reasonably expected to result in material injury to the Company; (v) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (vi) your conviction of a felony or misdemeanor (other than a traffic offense) or plea of “nolo contendre” ; (vii) your willful breach of any of your obligations under any written agreement with the Company that remains unremedied for 10 days after written notice to you.

c.            Good Reason. For purposes of this letter, “Good Reason” shall mean (i) the Company’s failure to make any required payment to you hereunder that remains unremedied for 10 days after you have provided written notice of such failure to the Chief Executive Officer or the Board of Directors, (ii) upon a Change of Control and a substantial diminution of your duties and/or responsibilities compared to your duties and responsibilities immediately prior to the change of control or (iii) the Company’s willful breach of any of its obligations under any written agreement with you that remains unremedied for 10 days after you have provided notice of such breach to the Chief Executive Officer or the Board of Directors or (iv) the relocation of the Company’s executive offices to a site more than 75 miles from its present location.

By accepting this promotion and employment arrangements, you warrant that all information provided by you is true and correct to the best of your knowledge, and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information.

This letter, together with the Company’s Employee Proprietary Information and Inventions Agreement, previously signed by you, stock option agreements related to your various stock option grants, all of which remain in full force and effect, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter will be governed by the laws of Virginia, without regard to its conflict of laws provisions, and may only be amended or modified by a writing signed by both parties and approved by the Board of Directors.

We look forward to our continuing relationship and bright future for Convera.

Very truly yours,

CONVERA CORPORATION

By: ________________________________

Title:  President and Chief Executive Officer

MATTHEW G. JONES

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Signature

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Date

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